Exhibit 10.1
FIRST AMENDMENT
TO
M.D.C. HOLDINGS, INC.
2021 EQUITY INCENTIVE PLAN

    The following First Amendment to the M.D.C. Holdings, Inc. 2021 Equity Incentive Plan, effective April 26, 2021 (the “Plan”), was adopted by the Board of Directors of M.D.C. Holdings, Inc. on January 23, 2023, subject to approval of the Company’s shareholders. Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

    The first two sentences of Section 4.1 of the Plan are amended to read as follows:

4.1    Number of Shares. Subject to adjustment as provided in Section 14, the maximum number of shares of Stock available for issuance under the Plan shall be 6,000,000 shares. Subject to adjustment as provided in Section 14, 6,000,000 shares of Stock available for issuance under the Plan shall be available for issuance pursuant to Incentive Stock Options.

M.D.C. HOLDINGS, INC.

By:	/s/ Joseph H. Fretz
Joseph H. Fretz
Vice President & Secretary

Date: April 17, 2023